Exhibit 10.2

March 31, 2020

Brice Hill

Dear Brice,

On behalf of Xilinx, Inc. (the "Company"), I am pleased to offer you employment in the position of Executive Vice President, Chief Financial Officer reporting to me. During your employment with the Company, you will use your best efforts, skill and attention in the performance of your duties. Throughout the term of your employment with the Company, you agree not to engage in activities that would interfere with the use of your best efforts to promote the interests of the Company.

You will be paid a base salary of $550,000.00 per year, less applicable tax and other withholdings. Your salary will be payable in accordance with the Company's standard payroll practices as are in effect from time to time.

The Company currently offers an executive incentive bonus program pursuant to which payments are made based upon both the Company and you achieving certain performance criteria. You are eligible to participate in this bonus program and the annual target for your position is currently 100%. The terms and conditions of this program will be provided to you upon employment commencement. The Company reserves the right to modify or terminate the bonus program in its sole discretion.

In addition, we are pleased to recommend to the Company's Compensation Committee that you be granted restricted stock units ("RSUs") having a value of $5,000,000 pursuant to the terms of the Company's 2007 Equity Incentive Plan (the "Plan"). The RSUs will be granted in accordance with the Company's standard policies and procedures. The grant date for your RSU award will be the 10th day of the month following the month of employment commencement (if the 10th day is not a trading day, then the following day). The number of shares subject to the award will be determined by dividing $5,000,000 with the average closing stock price during the three (3) full months prior to the month of grant. For example, employment start date is in April, RSU grant date is May 11th, therefore the three (3) month closing stock average will be from Feb 1 through April 30, 2020. The RSUs will vest annually in equal annual installments over 4 years (from the grant date) subject to continued employment. The other terms and conditions of the RSUs will be set forth in the appropriate award agreement.

The purpose of the Plan and awards made there under is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company. The grant of the RSUs is for the purpose of motivating you to contribute to the future growth and profitability of the Company. Therefore, any equity award, including the RSUs, shall not be considered as remuneration nor constitute any portion of your salary. As such, the RSUs are not to be used to compute pension/retirement contributions, or any other Company benefits or entitlements. The Plan is a discretionary corporate plan and may be varied or canceled by the Company at any time. The grant of any equity award, including the RSUs, does not entitle you to receive future grants.

In addition, once you are an employee, you and the Company will enter into a change of control agreement.

As part of our offer, you will receive a sign-on bonus in the amount of $350,000.00 which will be paid with your first regular paycheck. While the Company will withhold minimum required federal and state taxes from this amount, you will be responsible for any additional taxes that may be required based upon your annual income. If you voluntarily terminate your employment with the Company prior to two years of service, you will be required to reimburse the Company a pro-rated portion of the sign-on bonus. You will be required to sign a promissory note in favor of the Company in connection with this sign-on bonus and as a condition to its payment.

Your offer of employment is contingent upon successful completion of the background verification. If the results of the background verification are not satisfactory, this offer will be revoked.

This offer is contingent upon the Company obtaining the required employment authorization and such other related documentation evidencing your legal right to work in the United States. Upon receipt of your signed acceptance, the U.S. Employment Eligibility Form will be submitted to Staffing Services to initiate the immigration process, if applicable. The Company reserves the right to withdraw or suspend this offer if the company is not able to obtain work authorization for you in a reasonable period of time. Any questions can be directed to AskHR@xilinx.com.

As a manufacturer of products controlled for export by the U.S. government, the Company is required to comply with applicable U.S. export laws on a worldwide basis. These laws require a pre-determination of the citizenship and permanent residency status of the recipients of technology designated as export controlled by the U.S. government, regardless of whether the recipients are located inside or outside of the U.S. Because you may, during the course of your employment, require access to or be exposed to export-controlled technology, the Company requires that you present proof of citizenship (and dual citizenship and/or permanent residence status) when you report to the Company on your start date.

If an export control license is required in connection with your employment, this offer is further contingent upon the Company's receipt of the export control license and any similar approvals. Your employment with the Company will commence following receipt of such export control license and governmental approvals and is conditioned upon your (a) maintaining your employment with the Company, and (b) continued compliance with all conditions and limitations placed on such a license. If for any reason such export license and governmental approvals cannot be obtained within six (6) months from your date of signature, this offer will automatically terminate and have no force and effect.

You will also be eligible to participate in various Company benefit plans generally available to the Company's employees, including group medical and dental insurance for you and your dependent(s) and Company paid life and long-term disability insurance for you. The Company reserves the right to change or eliminate its benefit plans at any time.

If you accept our offer, your employment with the Company will be "at-will." This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, for any reason, with or without cause or advance notice. Any change to the at-will relationship must be by a specific, written agreement signed by you and a representative of the Company.

As a condition of your employment, you will be required to follow Company rules and regulations and to execute the enclosed Proprietary Information and Inventions Agreement. Further, you must provide the Company with the legally required proof of your identity and authorization to work in the United States. Such documentation must be provided to us within three (3) business days of your employment start date, or our employment relationship with you will be terminated.

In your work for the Company, you will be expected to not wrongfully use or disclose any confidential information, including trade secrets, of any former employer or any other party to whom you have an obligation of confidentiality. You further agree that you will not wrongfully bring onto Company premises any unpublished documents or property belonging to your former employer or other party to whom you have an obligation of confidentiality.

The Company does not require a pre-employment physical examination. Nevertheless, this offer is contingent on your ability to perform the essential functions of your job. If you have any condition that limits your ability to perform one or more of your duties, please let us know so that we can explore any reasonable accommodations.

This letter, along with the Proprietary Information and Inventions Agreement sets forth the terms of your employment with us and supersedes any prior or contemporaneous negotiations, representations or agreements, whether written or oral, express or implied, on this subject. This offer, if not accepted, will expire two weeks from the extended date.

Please indicate your acceptance of this offer by signing below and completing the online approval process. Once you have accepted this offer, the Staffing Department will send you the following documents for you to complete prior to your start date:

•U.S. Employment Eligibility Form
•Employee General Status Form
•Proprietary Information and Inventions Agreement
•Code of Conduct
•Promissory Note

New Hire Orientation takes place every Monday. You will be contacted by Human Resources to confirm your New Hire Orientation time and location the Thursday before your start date. Please remember to bring your acceptable documents for Employment Eligibility Verification (I-9) on your first day.

If you have any questions please feel free to call me or Mini Khroad. We hope your employment with the Company will prove mutually rewarding and we look forward to having you join us.

Sincerely,

/s/ Victor Peng
Victor Peng
President and Chief Executive Officer

AGREED TO AND ACCEPTED: By accepting the offer, I agree to and accept employment with the Company on the terms and conditions set forth in this offer letter and I understand and agree that my employment with the Company is at-will.

/s/ Brice Hill	04/01/20
Brice Hill	Date